Exhibit 99.1

Leidos Appoints Dan Antal General Counsel

Jerry Howe to remain employee through June and advisor to Leidos through March 2025

RESTON, Va., January 17, 2024—Leidos (NYSE: LDOS), a FORTUNE 500® science and technology leader, today announced the appointment of Dan Antal as General Counsel, effective April 1, 2024. Antal, who currently serves as General Counsel for Rolls-Royce Defense and North America, will succeed Jerry Howe, who announced his planned retirement from the Company. Howe will continue as General Counsel until March 31, 2024, remaining in an advisory capacity to ensure a smooth transition through March 15, 2025.

Before joining Rolls-Royce in 2021, Antal had a long career at Leidos in a variety of positions in the legal function. His last position in the company was Senior Vice President, General Counsel - Civil Group for Leidos.

“I’m very proud to welcome Dan back to Leidos and very much look forward to having him on my Executive Team,” said Leidos CEO Tom Bell. “With his deep industry knowledge and his thorough understanding of Leidos, Dan is uniquely positioned to hit the ground running and lead our legal team. His expertise will be instrumental in safeguarding our global business.”

Antal has extensive experience across the Defense & Aerospace industries leading a range of General Counsel functions including Legal, Corporate Governance, Contracts, and Risk. He previously spent more than seven years at Leidos, where he served as general counsel for defense and corporate secretary, before supporting the Civil Group. He also worked at MWH Global and served there as director of risk management for the Middle East and director of operations. Antal has an MBA from the University of Denver Daniels Business College and a Juris Doctorate from the University of Denver Sturm College of Law.

"I am honored to be appointed as General Counsel at this pivotal moment for Leidos," said Antal. "I look forward to collaborating with Tom and the talented legal team at Leidos. Together, we will navigate the evolving legal landscape, uphold our commitment to corporate governance and compliance, and support Leidos’ strategic goals. Our collective efforts will be dedicated to fostering an environment of legal excellence and ethical integrity, ultimately benefiting all our stakeholders."

Bell continued, “On behalf of the board of directors and management team, I want to extend our deepest gratitude to Jerry for his exemplary service as General Counsel at Leidos. Over the past seven years, his legal expertise and unwavering ethical commitment have been essential in navigating complex legal landscapes and reinforcing our strong governance. While we will miss his invaluable counsel, we are thankful that he will remain as an advisor through March 2025, and we wish him the very best in his well-deserved retirement.”

“It has been a privilege to serve as General Counsel and work alongside the exceptionally talented team at Leidos in achieving the remarkable corporate growth that we have," said Howe. “I have had the pleasure of working directly with Dan and am confident in his legal acumen and ability to lead our team forward. Leidos is well-prepared for the future, and I eagerly anticipate witnessing the team's continued successes.”

About Leidos

Leidos is a Fortune 500® innovation company rapidly addressing the world’s most vexing challenges in national security and health. The company's 47,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022. For more information, visit www.Leidos.com.

Contact:
Melissa Dueñas
(571) 526-6850
duenasml@leidos.com

Alyssa Pettus
(571) 992-5499
Alyssa.t.pettus@leidos.com